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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1/Amendment No. 105 to the Registration Statement No. 333-152194/811-21262 on Form N-4 of our report dated March 31, 2009, relating to the financial statements of each of the Subaccounts of Separate Account Eleven for Variable Annuities and the use of our report dated March 26, 2009, on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007) both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 7, 2009